Exhibit 3.1

SMARTSTOP SELF STORAGE REIT, INC.

ARTICLES SUPPLEMENTARY

SmartStop Self Storage REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 5.2 of Article V of the charter of the Corporation (the “Charter”), by duly adopted resolutions, the Board of Directors of the Corporation (the “Board of Directors”) reclassified and designated all 31,250,000 authorized but unissued shares (the “Class A Shares”) of Class A Common Stock, $0.001 par value per share, and all 2,500,000 authorized but unissued shares (the “Class T Shares” and, together with the Class A Shares, the “Shares”) of Class T Common Stock, $0.001 par value per share, of the Corporation as authorized but unissued shares of common stock, $0.001 par value per share, of the Corporation (the “Common Stock”) without designation as to class or series.

SECOND: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing reclassification of the Shares is 225,000,000, consisting of 175,000,000 undesignated shares of Common Stock and 50,000,000 shares of preferred stock, $0.001 par value per share. The aggregate par value of all authorized shares of stock having par value is $225,000. There has been no increase in the authorized shares of stock of the Corporation effected by these Articles Supplementary.

THIRD: A description of the Common Stock is contained in Articles V and VI of the Charter.

FOURTH: The Shares have been reclassified and designated by the Board of Directors under the authority contained in the Charter.

FIFTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

SIXTH: These Articles Supplementary shall become effective at 4:00 p.m., Eastern Time, on June 25, 2026.

SEVENTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its General Counsel and Secretary on this 25th day of June, 2026.

ATTEST: SMARTSTOP SELF STORAGE REIT, INC.

By: /s/ Nicholas M. Look By: /s/ H. Michael Schwartz

Name: Nicholas M. Look Name: H. Michael Schwartz

Title: General Counsel and Secretary Title: Chief Executive Officer and President